Exhibit 99.1
CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600
GENERAL MARITIME CORPORATION PROVIDES UPDATE ON
GENMAR DEFIANCE
New York, New York, November 26, 2008 — General Maritime Corporation (NYSE: GMR) (the “Company”) today announced that a jury in the Southern District of Texas federal court returned guilty verdicts against two vessel officers of the Genmar Defiance, one of the Company’s wholly-owned Aframax vessels, and General Maritime Management (Portugal) L.D.A. (“GMM Portugal”), a subsidiary of the Company, on two counts for violating the Act to Prevent Pollution from Ships and 18 USC 1001, respectively, in connection with an investigation and trial previously reported by the Company relating to potential failures by shipboard staff to properly record discharges of bilge waste during the period of November 24, 2007 through November 26, 2007.
The Company intends to appeal the guilty verdicts and to make motions for a judgment of acquittal and a new trial. There can be no assurance that the Company will prevail on appeal or on such motions.
On the first count, the jury found that the two vessel officers violated the Act to Prevent Pollution from Ships by failing to maintain an accurate oil record book for the Genmar Defiance. On the second count, the jury found that the two vessel officers violated 18 USC 1001 by presenting a materially false oil record book for the Genmar Defiance to the U.S. Coast Guard on November 28, 2007. On each count, the jury held GMM Portugal vicariously liable for the acts of the two vessel officers, as it determined these crewmembers were acting within the scope of their employment and for the benefit of GMM Portugal when they presented the oil record book to the U.S. Coast Guard with entries that they knew to be false. GMM Portugal and the two vessel officers are scheduled to be sentenced on February 10, 2009. The Company believes that GMM Portugal faces a maximum fine of $1,000,000, and a maximum term of probation of five years. The Company cannot predict the outcome of the sentencing proceedings.
About General Maritime Corporation
General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and

Far East. After delivery of a recently acquired Aframax vessel which is expected to occur in December 2008, General Maritime will own a fleet of 23 tankers — twelve Aframax, and eleven Suezmax tankers with a total carrying capacity of approximately 2.9 million dwt.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this document are the following: actions by the prosecutors, the U.S. Coast Guard and the U.S. Department of Justice and the results of any further investigations in the matter described above; determinations by the court in the matter described above; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
Important Additional Information About The Proposed Transaction With Arlington Has
Been Filed With The SEC
In connection with the proposed transaction contemplated by the Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (the “Merger Agreement”), by and among the Company, Arlington Tankers Ltd. (“Arlington”), Galileo Holding Corporation (“Galileo Holding”), Archer Amalgamation Limited and Galileo Merger Corporation (the “Proposed Transaction”), Galileo Holding has filed a Registration Statement on Form S-4 (as well as amendments thereto) with the SEC, which includes a definitive Joint Proxy Statement/Prospectus. The Company and Arlington first mailed to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the Proposed Transaction on or about November 5, 2008. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus regarding the Proposed Transaction carefully because it contains important information about the Company, Arlington, the Proposed Transaction and related matters. You may obtain a free copy of the Joint Proxy Statement/Prospectus and other related documents filed by the Company, Arlington and Galileo Holding with the SEC at the SEC’s website at www.sec.gov. These documents may also be obtained for free by accessing the Company’s website at www.generalmaritimecorp.com or by accessing Arlington’s website at www.arlingtontankers.com.
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